MasterBrand Reports First Quarter 2025 Financial Results

•Net sales increased 3% year-over-year to $660.3 million
•Net income decreased 65% year-over-year to $13.3 million
•Net income margin decreased 390 basis points year-over-year to 2.0%
•Adjusted EBITDA margin1 decreased 220 basis points year-over-year to 10.2%
•Diluted earnings per share was $0.10 compared to $0.29 in the prior year period; adjusted diluted earnings per share1 was $0.18, compared to $0.31 in the prior year period
•Company updates 2025 financial outlook

BEACHWOOD, Ohio.--(BUSINESS WIRE)--May 6, 2025-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced first quarter 2025 financial results.

“End market demand was weaker than anticipated, as a slow start to the Spring selling season negatively impacted our customers servicing the new construction and the repair and remodel markets,” said Dave Banyard, President and Chief Executive Officer. “Softer demand put pressure on margins, as we continued to work on aligning production with the current environment, including execution of our Supreme integration plans and other facility consolidations. While we anticipate near-term pressure on margins, we believe these changes to our manufacturing network, along with further continuous improvement savings, proactive cost reductions, and thoughtful investment spending, will allow us to deliver competitive full year adjusted EBITDA margins.”

First Quarter 2025
Net sales were $660.3 million, an increase of 3% compared to the first quarter of 2024, driven by a positive contribution of 10% growth from our Supreme acquisition and 2% growth from the flow through of our anticipated net average selling price (ASP) improvements, partially offset by volume declines of 9% in our base business, specifically with our customers servicing the repair and remodel market. Gross profit was $202.2 million, compared to $204.7 million in the prior year period. Gross profit margin decreased 150 basis points to 30.6% on lower volume and unfavorable fixed cost leverage, partially offset by the positive contribution from Supreme, continuous improvement efforts net of inflation, and higher net ASP.

Net income was $13.3 million, compared to $37.5 million in the first quarter of 2024, due to higher SG&A expenses, increased interest expense, restructuring costs and the amortization of intangible assets, all of which were primarily driven by our Supreme acquisition. These increases were partially offset by lower income tax expense. Net income margin was 2.0% compared to 5.9% in the prior year period.

Adjusted EBITDA1 was $67.1 million, compared to $79.4 million in the first quarter of 2024. Adjusted EBITDA margin1 decreased 220 basis points to 10.2%, on lower volume and unfavorable fixed cost leverage, which more than offset the benefit of anticipated net ASP improvements, savings from our continuous improvement efforts net of inflation, and contributions from Supreme.

Diluted earnings per share were $0.10 compared to $0.29 in the first quarter of 2024. Adjusted diluted earnings per share1 were $0.18 compared to $0.31 in the first quarter of 2024.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
As of March 30, 2025, the Company had $113.5 million in cash and $358.6 million of availability under its revolving credit facility. Total debt was $1,058.2 million and our ratio of total debt to net income from the most recent trailing twelve months was 10.4x as of March 30, 2025. For the same period, net debt1 was $944.7 million and our ratio of net debt to adjusted EBITDA1 was 2.7x.

Net cash used in operating activities was $31.4 million for the thirteen weeks ended March 30, 2025, compared to net cash provided by operating activities of $18.7 million for the thirteen weeks ended March 31, 2024. This decline was due to lower net income coupled with higher inventory because of choppy demand and bond interest payments. Free cash flow1 was negative $41.2 million for the thirteen weeks ended March 30, 2025, compared to positive $11.7 million for the thirteen weeks ended March 31, 2024.

During the thirteen weeks ended March 30, 2025, the Company repurchased approximately 839 thousand shares of common stock for approximately $11.4 million.

2025 Financial Outlook
For full year 2025, the Company expects the following:

•Net sales year-over-year decrease of low single-digit percentage
◦Organic net sales decrease of mid single-digit percentage
◦Acquisition-related net sales increase of mid single-digit percentage
•Adjusted EBITDA1,2 in the range of $315 to $365 million, with related adjusted EBITDA margin1,2 of roughly 12.0% to 13.5%
•Adjusted diluted earnings per share1,2 in the range of $1.03 to $1.32

The Company continues to expect organic net sales performance to outperform the underlying market, as new products and channel specific offerings, and previously implemented price actions gain traction.

This 2025 Financial Outlook only reflects the impact of those tariffs in effect as of the date of this release. It does not reflect any other potential tariff impacts on Company costs or end market demand. The Company believes the dynamic nature of the tariffs, specifically the uncertainty of implementation, potential timing and duration, limits the usefulness of estimating this information. We undertake no obligation to update this outlook as circumstances evolve.

“Our revised guidance reflects the negative impact of general economic uncertainty on our end market demand, as well as the net impact of enacted tariffs on our profitability,” said Andi Simon, Executive Vice President and Chief Financial Officer. “With 2025 shaping up to be another year of softer demand, we remain focused on preserving margins through various cost actions, including facility and resource rightsizing, and swift tariff remediation. These actions should enable us to generate solid free cash flow and maintain a strong balance sheet with the financial flexibility to continue our targeted growth investments.”

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
2 - We have not provided a reconciliation of our fiscal 2025 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and which may be excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

Conference Call Details
The Company will hold a live conference call and webcast at 4:30 p.m. ET today, May 6, 2025, to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through May 20, 2025. To access the replay, please dial 877-660-6853 (U.S.) or 201-612-7415 (international). The replay passcode is 13752603. An archived webcast of the conference call will also be available on the "Investors" page of the Company's website.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted earnings per share (“adjusted diluted EPS”), free cash flow, net debt, and net debt to adjusted EBITDA, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted net income is calculated by removing the impact of non-operational results, including non-cash amortization expense, which is not deemed to be indicative of the results of current or future operations, and special items from net income. Adjusted net income margin is calculated as adjusted net income divided by net sales. Adjusted diluted EPS is a measure of our diluted earnings per share excluding non-operational results and special items. We believe these non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

As required by SEC rules, detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are included in the financial statement section of this earnings release. We have not provided a reconciliation of our fiscal 2025 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, including gains and losses associated with our defined benefit plans and restructuring and other charges, which are excluded from adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

About MasterBrand:
MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 7,700 dealers, major retailers and builders. MasterBrand employs over 13,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Forward-Looking Statements:
Certain statements contained in this Press Release, other than purely historical information, including, but not limited to estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 29, 2024, Part II, Item 1A of our subsequent Forms 10-Q and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

•Our ability to develop and expand our business;
•Our ability to develop new products or respond to changing consumer preferences and purchasing practices;
•Our anticipated financial resources and capital spending;
•Our ability to manage costs;
•Our ability to effectively manage manufacturing operations and capacity, or an inability to maintain the quality of our products;
•The impact of our dependence on third parties to source raw materials and our ability to obtain raw materials in a timely manner or fluctuations in raw material costs;
•Our ability to accurately price our products;
•Our projections of future performance, including future revenues, capital expenditures, gross margins, and cash flows;
•The effects of competition and consolidation of competitors in our industry;
•Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
•The effect of climate change and unpredictable seasonal and weather factors;
•Conditions in the housing market in the United States and Canada;
•The expected strength of our existing customers and consumers and any loss or reduction in business from one or more of our key customers or increased buying power of large customers;
•Information systems interruptions or intrusions or the unauthorized release of confidential information concerning customers, employees, or other third parties;
•Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis, including risks associated with uncertain trade environments, changes to U.S. tariff policy and retaliatory tariffs imposed by other countries;
•The effects of a public health crisis or other unexpected event;
•The inability to recognize, or delays in obtaining, anticipated benefits of the acquisition of Supreme, including synergies, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;
•The impact of our current and any additional future debt obligations on our business, current and future operations, profitability and our ability to meet other obligations;
•Business disruption following the acquisition of Supreme;
•Diversion of management time on acquisition-related issues;
•The reaction of customers and other persons to the acquisition of Supreme; and
•Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	March 30, 2025	March 31, 2024
NET SALES	$660.3	$638.1
Cost of products sold	458.1	433.4
GROSS PROFIT	202.2	204.7
Gross Profit Margin	30.6%	32.1%
Selling, general and administrative expenses	154.0	137.8
Amortization of intangible assets	6.4	3.7
Restructuring charges	4.7	0.4
OPERATING INCOME	37.1	62.8
Interest expense	19.4	14.1
Other expense (income), net	0.4	(0.3)
INCOME BEFORE TAXES	17.3	49.0
Income tax expense	4.0	11.5
NET INCOME	$13.3	$37.5
Average Number of Shares of Common Stock Outstanding
Basic	127.5	127.0
Diluted	130.7	130.5
Earnings Per Common Share
Basic	$0.10	$0.30
Diluted	$0.10	$0.29

SUPPLEMENTAL INFORMATION
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	March 30,	March 31,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2025	2024
1. Reconciliation of Net Income to EBITDA to Adjusted EBITDA
Net income (GAAP)	$13.3	$37.5
Interest expense	19.4	14.1
Income tax expense	4.0	11.5
Depreciation expense	16.4	12.2
Amortization expense	6.4	3.7
EBITDA (Non-GAAP Measure)	$59.5	$79.0
[1] Restructuring charges	4.7	0.4
[2] Restructuring-related charges	1.0	—
[3] Acquisition-related costs	1.6	—
[4] Recognition of pension settlement charge	0.3	—
Adjusted EBITDA (Non-GAAP Measure)	$67.1	$79.4

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$13.3	$37.5
[1] Restructuring charges	4.7	0.4
[2] Restructuring-related charges	1.0	—
[3] Acquisition-related costs	1.6	—
[4] Recognition of pension settlement charge	0.3	—
[5] Amortization expense	6.4	3.7
[6] Income tax impact of adjustments	(3.5)	(1.0)
Adjusted Net Income (Non-GAAP Measure)	$23.8	$40.6

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.10	$0.29
Impact of adjustments	$0.08	$0.02
Adjusted Diluted EPS (Non-GAAP Measure)	$0.18	$0.31

Weighted average diluted shares outstanding	130.7	130.5

4. Profit Margins
Net Sales (GAAP)	$660.3	$638.1
Net Income margin percentage (GAAP)	2.0%	5.9%
Adjusted Net Income margin percentage (Non-GAAP Measure)	3.6%	6.4%
Adjusted EBITDA margin percentage (Non-GAAP Measure)	10.2%	12.4%

TICK LEGEND:

[1] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, cessation of operations, and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for all periods presented include workforce reduction costs and other costs to maintain facilities that have been closed, but not yet sold.

[2] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories from exiting product lines and gains/losses on the sale of facilities closed as a result of restructuring actions.

[3] Acquisition-related costs are transaction and integration costs, including legal, accounting and other professional fees, severance, stock-based compensation, and other integration related costs. These charges are primarily recorded within selling, general and administrative expenses within the Condensed Consolidated Statements of Income. Acquisition-related costs are significantly impacted by the timing and complexity of the underlying acquisition related activities and are not indicative of the Company’s ongoing operating performance. The acquisition-related costs incurred in the thirteen weeks ended March 30, 2025 are associated with the acquisition of Supreme Cabinetry Brands, Inc., which was announced in the second quarter of fiscal 2024 and closed early in the third quarter of fiscal 2024, and are comprised primarily of professional fees.

[4] We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations. In 2024, the Company made the decision to terminate our defined benefit pension plan. During the thirteen weeks ended March 30, 2025, the Company recognized a settlement charge of $0.3 million related to the final valuation of the pension plan.

[5] Beginning in the second quarter of fiscal 2024 reporting, management began adding back amortization of intangible assets in calculating adjusted net income and adjusted diluted EPS for all periods presented. Non-cash amortization expenses are not indicative of the Company’s ongoing operations. Prior period information has been recast to reflect the updated presentation.

[6] In order to calculate Adjusted Net Income, each of the items described in Items [1] - [5] above reflect tax effects based upon an estimated annual effective income tax rate of 25.0 percent, inclusive of recurring permanent differences and the net effect of state income taxes and excluding the impact of discrete income tax items. Discrete items are recorded in the relevant period identified and include, but are not limited to, changes in judgment or estimates of uncertain tax positions related to prior periods, return-to-provision adjustments, the tax effect of relevant stock-based compensation items, and certain changes in valuation allowances for the realizability of deferred tax assets. Management believes this approach assists investors in understanding the income tax provision and the estimated annual effective income tax rate related to ongoing operations.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 30,	March 31,
(U.S. Dollars presented in millions)	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$113.5	$153.7
Accounts receivable, net	221.1	224.4
Inventories	288.7	247.9
Other current assets	65.8	76.5
TOTAL CURRENT ASSETS	689.1	702.5
Property, plant and equipment, net	476.2	353.3
Operating lease right-of-use assets, net	63.0	59.9
Goodwill	1,126.1	924.3
Other intangible assets, net	565.3	330.9
Other assets	36.1	29.2
TOTAL ASSETS	$2,955.8	$2,400.1
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$182.4	$163.6
Current portion of long-term debt	—	26.9
Current operating lease liabilities	19.2	16.3
Other current liabilities	160.9	133.6
TOTAL CURRENT LIABILITIES	362.5	340.4
Long-term debt	1,058.2	681.1
Deferred income taxes	157.5	81.9
Pension and other postretirement plan liabilities	3.6	8.3
Operating lease liabilities	52.2	45.8
Other non-current liabilities	15.1	13.6
TOTAL LIABILITIES	1,649.1	1,171.1
Stockholders' equity	1,306.7	1,229.0
TOTAL EQUITY	1,306.7	1,229.0
TOTAL LIABILITIES AND EQUITY	$2,955.8	$2,400.1

Reconciliation of Net Debt
Current portion of long-term debt	$—	$26.9
Long-term debt	1,058.2	681.1
Less: Cash and cash equivalents	(113.5)	(153.7)
Net Debt	$944.7	$554.3
Adjusted EBITDA for Prior Fiscal Year	363.6	383.4
Less: Prior Period Adjusted EBITDA	(79.4)	(81.5)
Plus: Current Period Adjusted EBITDA	67.1	79.4
Adjusted EBITDA (trailing twelve months)	$351.3	$381.3
Net Debt to Adjusted EBITDA	2.7x	1.5x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	March 30,	March 31,
(U.S. Dollars presented in millions)	2025	2024
OPERATING ACTIVITIES
Net income	$13.3	$37.5
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	16.4	12.2
Amortization of intangibles	6.4	3.7
Restructuring charges, net of cash payments	3.1	(0.8)
Amortization of finance fees	0.7	0.5
Stock-based compensation	5.1	4.3
Recognition of pension settlement charge	0.3	—
Changes in operating assets and liabilities:
Accounts receivable	(30.0)	(21.7)
Inventories	(12.2)	1.6
Other current assets	5.9	1.3
Accounts payable	(0.1)	10.2
Accrued expenses and other current liabilities	(38.0)	(29.6)
Other items	(2.3)	(0.5)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(31.4)	18.7
INVESTING ACTIVITIES
Capital expenditures	(9.8)	(7.0)
NET CASH USED IN INVESTING ACTIVITIES	(9.8)	(7.0)
FINANCING ACTIVITIES
Proceeds from revolving credit facility borrowings	95.0	—
Repayment of revolving credit facility borrowings	(45.0)	—
Repurchase of common stock	(11.4)	(1.6)
Payments of employee taxes withheld from share-based awards	(4.5)	(4.9)
Other items	(0.6)	(0.6)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	33.5	(7.1)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	0.2	0.4
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$(7.5)	$5.0
Cash, cash equivalents, and restricted cash at beginning of period	$121.6	$148.7
Cash, cash equivalents, and restricted cash at end of period	$114.1	$153.7

Cash and cash equivalents	$113.5	$153.7
Restricted cash included in other assets	0.6	—
Total cash, cash equivalents and restricted cash	$114.1	$153.7

Reconciliation of Free Cash Flow
Net cash (used in) provided by operating activities	$(31.4)	$18.7
Less: Capital expenditures	(9.8)	(7.0)
Free cash flow	$(41.2)	$11.7